UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 29, 2008

CARRIZO OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

1000 Louisiana Street Suite 1500 Houston, Texas	77002
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 328-1000

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

Seventh Amendment to Credit Agreement

On October 29, 2008, Carrizo Oil & Gas, Inc. (the “Company”) entered into the Seventh Amendment (the “Seventh Amendment”) to the Credit Agreement dated as of May 25, 2006 among the Company, certain subsidiaries of the Company, the lenders party thereto and JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent (the “Credit Agreement”).

Pursuant to the Seventh Amendment, Guaranty Bank replaced JPMorgan as administrative agent and issuing bank under the Credit Agreement and the aggregate commitments of the lenders under the Credit Agreement were increased from $165 million to $222.5 million.  Commitments were provided by four banks that were members of our lending group prior to the Seventh Amendment and two banks that are new to our lending group.

The Seventh Amendment also amended the Credit Agreement to, among other things, (1) extend the maturity date of the Credit Agreement from May 25, 2010 to October 29, 2012, (2) increase the interest rate margins applicable to Eurodollar loans from a range of between 1.5% and 3.0% to a range of between 2.0% and 3.5% (depending on the then-current level of borrowing base usage), (3) increase the interest rate margins applicable to base rate loans from a range of between 0.25% and 1.75% to a range of  between 0.75% and 2.25% (depending on the then-current level of borrowing base usage), (4) provide that the interest rate on each base rate borrowing can never be lower than the Adjusted Daily LIBO Rate plus a margin between 2.0% and 3.5% (depending on the then-current level of borrowing base usage), (5) change the dates on which scheduled redeterminations of the borrowing base are made to March 31 and September 30 of each year, (6) increase the amount of investments that the Company may make by $10 million and (7) require that the Company’s ratio of total net debt to Consolidated EBITDAX (as defined in the Credit Agreement) not exceed 4.00 to 1.00 (as opposed to 3.25 to 1.00 prior to the Seventh Amendment).

As of October 29, 2008, $120 million principal amount was outstanding under the Credit Agreement, bearing interest at a weighted average rate of 5.3125% per annum.

The foregoing description of the Seventh Amendment is not complete and is qualified by reference to the complete document, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Guaranty Bank and certain other lenders under the Credit Agreement and their affiliates or predecessors have in the past performed, and may in the future from time to time perform, investment banking, advisory, general financial or commercial services for the Company and its affiliates for which they have in the past received, and may in the future receive, customary fees and reimbursement of expenses.

Avista Joint Venture

On November 3, 2008, and effective as of August 1, 2008, the Company and Carrizo (Marcellus) LLC (“Carrizo Marcellus”), a wholly-owned subsidiary of the Company, entered into a joint venture with ACP II Marcellus LLC (“Avista”) and Avista Capital Partners II, L.P., affiliates of Avista Capital Holdings, LP, a private equity firm focused on investments in the energy, media and healthcare sectors.  Under the terms of the joint venture, Carrizo Marcellus and Avista have each committed to contribute up to $150 million in cash and properties to acquire and develop acreage in the Marcellus Shale play, including the dedication of all of their respective current Marcellus leasehold. The joint venture controls approximately 155,000 net acres in the play.

Carrizo Marcellus will serve as operator of the joint venture properties under a joint operating agreement with Avista and will provide all geotechnical, land and accounting support.  The Company has also agreed to perform specified management services for Avista on the same cost and reimbursement bases provided for in the joint operating agreement.  An operating committee composed of one representative of each party will provide overall supervision and direction of joint operations.  Each representative has a vote equal to the participating interest in the properties and operations of the party it represents.  Avista or its designee has the right to become a co-operator of the properties if all of its membership interests or substantially all of its assets are sold to an unaffiliated third party or if Carrizo Marcellus defaults under the terms of any pledge of its interest in the properties.

Avista has agreed to fund 100% of the joint venture’s next approximately $71.5 million of expenditures related to the Marcellus Shale play (the “Initial Cash Contribution”), currently projected to be spent over the course of the next 8 to 12 months.  After the Initial Cash Contribution has been funded by Avista, the parties will thereafter share all costs of joint venture operations in accordance with their participating interests, which the Company expects will generally be 50/50 thereafter.

Subject to specified exceptions, net cash flow from hydrocarbon production from the dedicated properties and sale proceeds from the properties will be allocated first to the joint venture partners in proportion to their respective investments (with property dedications generally valued on a cost basis) until Avista has recovered its investment, then 100% to Carrizo Marcellus until it recovers approximately $33.5 million, and then in accordance with the parties’ participating interests.  Carrizo Marcellus has agreed to jointly market Avista’s share of the production from the properties with its own until the cash flows and sale proceeds are being allocated in accordance with the parties’ participating interests.  In addition to Carrizo Marcellus’s share in the production and sale proceeds from joint venture properties, the Company (through a wholly-owned subsidiary) also acquired in the transaction an interest in Avista that is entitled to increasing percentages of Avista’s profits if Avista’s members receive a return of their investment and specified internal rates of return on these investments are achieved.  The interest in Avista provides consent rights only in limited, specified circumstances and generally does not entitle the holder to vote or participate in the management of Avista, which is controlled by its members and affiliates.

As part of the transaction, and subject to certain exceptions, the parties have agreed to enter into an area of mutual interest covering the Marcellus Shale play, wherein any lease, royalty or mineral rights acquired by one party within the area must be offered in proportionate share to the other on the same terms and conditions.  The area of mutual interest will remain in place until the earliest to occur of the following events, at which time the area of mutual interest will only continue to apply to those areas where the joint venture is active: (i) December 31, 2010, (ii) the date on which the parties’ collective investment reaches $300 million, (iii) upon Avista’s request to be designated (or have its designee designated) as a co-operator of the properties in connection with the sale to an unaffiliated third party of all of its membership interests or substantially all of its assets and (iv) upon Carrizo Marcellus’s required designation of Avista (or its designee) as a co-operator of the properties in connection with a default by Carrizo Marcellus under the terms of any pledge of its interest in the properties.

The parties have limited rights to transfer their respective interests in the properties until the Initial Cash Contribution has been satisfied.  After that time, each party’s ability to transfer its interest in the joint venture to third parties is subject in most instances to preferential purchase rights for transfers of less than 10% of its interest in joint venture properties, or to “tag along” rights for most other transfers.  Avista’s tag along rights do not apply upon a change of control of the Company.

Steven A. Webster, Chairman of the Company’s Board of Directors, serves as Co-Managing Partner and President of Avista Capital Holdings LP, which has the ability to control Avista.  As previously disclosed, the Company has been a party to prior arrangements with affiliates of Avista Capital Holdings LP in respect of the Company’s investment in Pinnacle Gas Resources, Inc.

The summary of the Participation Agreement in this report does not purport to be complete and is qualified by reference to such agreement, which is filed as an exhibit hereto.  The agreement contains representations, warranties and other provisions that were made or agreed to, among other things, to provide the parties thereto with specified rights and obligations and to allocate risk among them.  Accordingly, the agreement should not be relied upon as constituting a description of the state of affairs of any of the parties thereto or their affiliates at the time it was entered into or otherwise.

_________________

Certain statements in this report, including but not limited to statements regarding funding under the credit facility, benefits and effects of the amendments to the credit facility, the Company’s proportionate interest in the joint venture, the timing of expenditures by the joint venture and other statements that are not historical facts, are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include a determination as to the amount of borrowings to be made under the amendment to the credit facility, satisfaction of conditions to funding borrowings under the amendment to the credit agreement, general market conditions, results of the joint venture’s operations and other risks described in “Risk Factors” and other sections in the Company’s Form

10-K for the year ended December 31, 2007 and in its other filings with the Securities and Exchange Commission.

Item 2.03 Creation of a Direct Financial Obligation.

The discussion under Item 1.01 of this Current Report with respect to the Seventh Amendment is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit                                Description

10.1
Seventh Amendment dated October 29, 2008 to Credit Agreement dated May 25, 2006 among Carrizo Oil & Gas, Inc., as Borrower, Certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, JPMorgan Chase Bank, N.A., as resigning administrative agent and as resigning issuing bank, and Guaranty Bank, as successor administrative agent and as successor issuing bank.

10.2	Participation Agreement among Carrizo (Marcellus) LLC, Carrizo Oil & Gas, Inc., Avista Capital Partners II, L.P. and ACP II Marcellus LLC, dated November 3, 2008 and effective as of August 1, 2008.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIZO OIL & GAS, INC.

By:       /s/ Paul F. Boling
Name:  Paul F. Boling
Title:     Vice President and Chief Financial Officer

Date:  November 4, 2008

4

Exhibit Index

Exhibit                                Description

10.1
Seventh Amendment dated October 29, 2008 to Credit Agreement dated May 25, 2006 among Carrizo Oil & Gas, Inc., as Borrower, Certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto, JPMorgan Chase Bank, N.A., as resigning administrative agent and as resigning issuing bank, and Guaranty Bank, as successor administrative agent and as successor issuing bank.

10.2	Participation Agreement among Carrizo (Marcellus) LLC, Carrizo Oil & Gas, Inc., Avista Capital Partners II, L.P. and ACP II Marcellus LLC, dated November 3, 2008 and effective as of August 1, 2008.